Exhibit 10.12
Amendment to Pledge and Security Agreement
This Amendment to Pledge and Security Agreement (this “Amendment”) is dated as of October 13, 2006, and is made by and between Jerome B. Richter (the “Borrower”) and Penn Octane Corporation, a Delaware corporation (the “Corporation”). Capitalized terms used and not otherwise defined herein shall have the meaning set forth in the Pledge and Security Agreement (the “Pledge Agreement”) by and between Borrower and the Corporation dated as of April 11, 2000, as subsequently amended.
Whereas, under the terms of the Pledge Agreement, the Borrower pledged to the Corporation and granted a continuing security interest in one million (1,000,000) shares of common stock (the “Pledged Stock”) of the Corporation owned by the Borrower and in all dividends, cash rights, instruments and other property, and all proceeds of every kind thereof, received or distributed with respect to the Pledged Stock (all such collateral being defined in the Pledge Agreement as the “Pledged Stock Collateral”);
Whereas, on or about October 1, 2004, the Corporation distributed to the Borrower with respect to the Pledged Stock one hundred twenty-five thousand (125,000) common units (the “Common Units”) of Rio Vista Energy Partners L.P. (“Rio Vista”) in connection with a spin-off of Rio Vista from the Corporation;
Whereas, pursuant to Section 2(a) of the Pledge Agreement, the Common Units are part of the Pledged Stock Collateral;
Whereas, pursuant to Section 3 of the Pledge Agreement, the Borrower is obligated to deliver the Common Units to the Corporation as security for the Borrower’s indebtedness to the Corporation, but the Borrower has not yet delivered the Common Units to the Corporation; and
Whereas, the Borrower wishes to deliver to the Corporation, and the Corporation wishes to accept, an additional one million (1,000,000) shares of common stock of the Corporation owned by the Borrower as collateral in full substitution for the Common Units.
Now therefore, in consideration of the foregoing and the agreements contained herein, the parties agree as follows:
1. Amendment of Pledge Agreement. From and after the date of this Amendment, the term “Pledged Stock,” as defined in section 2(a) of the Pledge Agreement, shall mean two million (2,000,000) shares of common stock of the Corporation owned by the Borrower, but shall not include the Common Units of Rio Vista previously distributed to the Borrower with respect to the Pledged Stock or any cash distribution with respect to the Common Units received by the Borrower from Rio Vista at any time.
2. Delivery of Collateral. The Borrower agrees to deliver, or cause to be delivered, to the Corporation certificates evidencing a total of two million (2,000,000) shares of Common Stock of the Corporation to be held as the Pledged Stock in accordance with the Pledge Agreement, together with a duly executed and signature guaranteed stock power in the form attached hereto as Exhibit A.

3. Effect of Amendment. Except as specifically modified hereby, the Pledge Agreement remains in full force and effect.
4. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute a single instrument.
This Amendment to Pledge and Security Agreement is executed by the undersigned as of the date first set forth above.

The Corporation:		The Borrower:

PENN OCTANE CORPORATION		JEROME B. RICHTER

By:	/s/ Ian T. Bothwell	/s/ Jerome B. Richter

	Ian T. Bothwell	Jerome B. Richter
Chief Financial Officer